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                                                                       EXHIBIT 4


                            GEORGIA GULF CORPORATION

                  2002 EQUITY AND PERFORMANCE INCENTIVE PLAN


1. PURPOSE. The purpose of the 2002 Equity and Performance Incentive Plan is to attract and retain officers, employees, and directors for Georgia Gulf Corporation, a Delaware corporation and its Subsidiaries and to motivate such persons to achieve performance objectives related to the Company's overall goal of increasing shareholder value.

2.          DEFINITIONS.  As used in this Plan:

      "Appreciation Right" means a right granted pursuant to Section 5 of this Plan, and shall include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

      "Base Price" means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

      "Board" means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to
Section 17 of this Plan, such committee (or subcommittee).

      "Business Combination" means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

      "Change in Control" shall have the meaning provided in Section 12 of this Plan.

      "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      "Common Stock" means the Common Stock, par value $.01 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type referred to in Section 11 of this Plan.

      "Company" means Georgia Gulf Corporation, a Delaware corporation.

      "Covered Employee" means a Participant who is, or is determined by the Board to be likely to become, a "covered employee" within the meaning of Section 162(m) of the Code (or any successor provision).

      "Date of Grant" means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units or a grant or sale of Restricted Shares or Deferred Shares shall become effective (which date shall not be earlier than the date on which the Board takes action with respect thereto).

      "Deferral Period" means the period of time during which Deferred Shares are subject to deferral limitations under Section 7 of this Plan.

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      "Deferred Shares" means an award made pursuant to Section 7 of this Plan of the right to receive shares of Common Stock at the end of a specified Deferral Period.

      "Designated Subsidiary" means a Subsidiary that is (i) not a corporation or (ii) a corporation in which the Company owns or controls, directly or indirectly, less than 80 percent of the total combined voting power represented by all classes of stock issued by such corporation.

      "Detrimental Activity" means any of the following:

      (a) Any activity as an employee, principal, agent, or consultant for another entity that competes, directly or indirectly, with the Company in any actual, researched, or prospective product, service, system, or business activity for which the Participant has had any direct or indirect responsibility during the last five years of his or her employment with the Company or any Subsidiary (or such other period specified in the Evidence of Award), in any territory in which the Company or any Subsidiary manufactures, sells, markets, services, or installs such product, service, system, or business activity (or any portion of such territory or such other territory specified in the Evidence of Award).

      (b) The solicitation of any employee of the Company or any Subsidiary to terminate his or her employment with the Company or such Subsidiary.

      (c) The disclosure to any person not employed by or serving as a director of the Company or a Subsidiary, or the use in other than the Company or a Subsidiary's business, in each case without prior written authorization from the Company, of any confidential, proprietary or trade secret information or material relating to the business of the Company and/or its Subsidiaries, acquired by the Participant either during employment with the Company or any Subsidiary or while acting as a consultant for the Company or any Subsidiary.

      (d) The failure or refusal to disclose promptly and to assign to the Company upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during employment by the Company or any Subsidiary, relating in any manner to the actual or anticipated business, research or development work of the Company or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Company or any Subsidiary to secure a patent where appropriate, whether in the United States or in other countries.

      (e) Any other conduct or act determined to be injurious, detrimental or prejudicial to any significant interest of the Company or any Subsidiary unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

      "Director" means a member of the Board of Directors of the Company.


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      "Evidence of Award" means an agreement, certificate, resolution or other type of writing or other evidence approved by the Board which sets forth the terms and conditions of the Option Rights, Appreciation Rights, Performance Units, Performance Shares, Restricted Shares, Deferred Shares or other awards made hereunder. An Evidence of Award may be in an electronic medium, may be limited to a notation on the books and records of the Company and need not be signed by a representative of the Company or a Participant unless required by the Board.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

      "Free-Standing Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is not granted in tandem with an Option Right.

      "Immediate Family" has the meaning ascribed thereto in Rule 16a-1(e) under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

      "Incentive Stock Options" means Option Rights that are intended to qualify as "incentive stock options" under Section 422 of the Code or any successor provision.

      "Management Objectives" means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Shares and dividend credits pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region, function, or other organizational unit within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of other corporations or business units of other corporations. The Management Objectives applicable to any award to a Covered Employee shall be based on specified and pre-established levels of or growth in one or more of the following criteria:

                  1.    increases in the price of Common Stock;
                  2.    market share;
                  3.    sales;
                  4.    return on equity, assets, capital or sales;
                  5.    economic profit;
                  6.    total shareholder return;
                  7.    costs;
                  8.    margins;
                  9.    earnings or earnings per share;
                  10.   cash flow;
                  11.   customer satisfaction;
                  12.   pre-tax profit;
                  13.   earnings before interest and taxes;
                  14. earnings before interest, taxes, depreciation and amortization;


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                  15.   debt/capital ratio; and
                  16.   any combination of the foregoing.

      If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board shall not make any modification of the Management Objectives or minimum acceptable level of achievement.

      "Market Value per Share" means, as of any particular date the closing price of a share of Common Stock as reported, for the last preceding date for which a price is quoted on the New York Stock Exchange, or, if the Common Stock is not then listed on the New York Stock Exchange, on such other national securities exchange on which the Common Stock is listed or, if not so listed, then on the Nasdaq National Market. If, as of a particular date, the Common Stock is not listed or quoted on any national securities exchange or on the Nasdaq National Market, then the Market Value per Share of a share of Common Stock as of such date shall be determined according to such criteria as the Board in good faith shall deem appropriate.

      "Non-Employee Director" means a Director who is not an employee of the Company or any Subsidiary.

      "Optionee" means the optionee named in an Evidence of Award relating to an outstanding Option Right.

      "Option Price" means the purchase price payable on exercise of an Option Right.

      "Option Right" means the right to purchase shares of Common Stock upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

      "Outside Director" means a person who is an "outside director" within the meaning of Section 162(m) of the Code.

      "Participant" means any officer or other full-time employee of the Company or any Subsidiary, or any person who has agreed to commence serving in any of such capacities, and shall also include each Non-Employee Director who receives an award of Option Rights or Restricted Shares.

      "Performance Period" means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

      "Performance Share" means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of this Plan.


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      "Performance Unit" means a bookkeeping entry that records a unit equivalent to $1.00 awarded pursuant to Section 8 of this Plan.

      "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

      "Plan" means this Georgia Gulf Corporation 2002 Equity and Performance Incentive Plan.

      "Restricted Shares" means shares of Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers referred to in such Section 6 has expired.

      "Rule 16b-3" means Rule 16b-3 under the Exchange Act (or any successor rule to the same effect) as in effect from time to time.

      "Spread" means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

      "Subsidiary" means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, "Subsidiary" means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

      "Tandem Appreciation Right" means an Appreciation Right granted pursuant to Section 5 of this Plan that is granted in tandem with an Option Right.

      "Voting Power" means at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

3. SHARES AVAILABLE UNDER THE PLAN. (a) Subject to adjustment as provided in Section 11 of this Plan, the number of shares of Common Stock that may be issued or transferred (i) upon the exercise of Option Rights or Appreciation Rights, (ii) as Restricted Shares and released from substantial risks of forfeiture thereof, (iii) as Deferred Shares, (iv) in payment of Performance Shares or Performance Units that have been earned,
      (v) as awards to Non-Employee Directors or (vi) in payment of dividend equivalents paid with respect to awards made under the Plan shall not exceed in the aggregate 1,500,000 shares


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      of Common Stock, plus any shares described in Section 3(b). Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

      (b) The number of shares available in Section 3(a) above shall be adjusted to account for shares relating to awards that expire, are forfeited or are transferred, surrendered or relinquished upon the payment of any Option Price by the transfer to the Company of shares of Common Stock or upon satisfaction of any withholding amount. Upon payment in cash of the benefit provided by any award granted under this Plan, any shares that were covered by that award shall again be available for issue or transfer hereunder.

      (c) Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment as provided in
            Section 11 of this Plan, (i) the aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed 1,500,000 shares of Common Stock; (ii) no Participant shall be granted Option Rights and Appreciation Rights, in the aggregate, for more than 750,000 shares of Common Stock during any period of five years;
            (iii) the number of shares issued as Restricted Shares or Deferred Shares shall not in the aggregate exceed 300,000 shares of Common Stock; and (iv) no Non-Employee Director shall be granted Option Rights, Appreciation Rights and Restricted Shares, in the aggregate, for more than 10,000 shares of Common Stock during any fiscal year of the Company. The method of counting shares subject to the limits described in subsection (ii) of this Section 3(c) shall conform to any requirements applicable to performance-based compensation under
            Section 162(m) of the Code.

      (d) Notwithstanding any other provision of this Plan to the contrary, in no event shall any Participant in any calendar year receive an award of Performance Shares or Performance Units or any amount of Restricted Shares intended to qualify for exemption under
            Section 162(m) of the Code having an aggregate maximum value as of their respective Dates of Grant in excess of $1.5 million.

4. OPTION RIGHTS. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of Option Rights. Each Option Right may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

      (a) Each grant shall specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

      (b) Each grant shall specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

      (c) Each grant shall specify whether the Option Price shall be payable (i) in cash or by check acceptable to the Company, (ii) by the actual or constructive transfer to the Company of shares of Common Stock owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d))


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            having a value at the time of exercise equal to the total Option
            Price, or (iii) by a combination of such methods of payment.

      (d) The Board may determine, at or after the Date of Grant, that payment of the Option Price of any Option Right (other than an Incentive Stock Option) may also be made in whole or in part in the form of Restricted Shares or other shares of Common Stock that are forfeitable or subject to restrictions on transfer, Deferred Shares, Performance Shares (based, in each case, on the Market Value per Share on the date of exercise), other Option Rights (based on the Spread on the date of exercise) or Performance Units. Unless otherwise determined by the Board at or after the Date of Grant, whenever any Option Price is paid in whole or in part by means of any of the forms of consideration specified in this Section 4(d), the shares of Common Stock received upon the exercise of the Option Rights shall be subject to comparable risks of forfeiture or restrictions on transfer to those that apply to the consideration surrendered, but only to the extent of (i) the number of shares or Performance Shares,
            (ii) the Spread of any unexercisable portion of Option Rights, or
            (iii) the stated value of Performance Units representing the consideration surrendered.

      (e) Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

      (f) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

      (g) Each grant shall specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary, if any, or other contingencies (including the satisfaction of Management Objectives), that may be necessary before the Option Rights or installments thereof will become exercisable and may provide for the earlier exercise of such Option Rights in the event of a Change in Control or other circumstances.

      (h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing.

      (i) The Board may, at or after the Date of Grant of any Option Rights (other than Incentive Stock Options), provide for the payment of dividend equivalents to the Optionee on either a current or deferred or contingent basis or may provide that such equivalents shall be credited against the Option Price.

      (j) The exercise of an Option Right shall result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.


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      (k)         No Option Right shall be exercisable more than 10 years from the Date of Grant.

      (l) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Rights.

      (m) Each grant of Option Rights shall be evidenced by an Evidence of Agreement containing such terms and provisions, consistent with this Plan, as the Board may approve.

5. APPRECIATION RIGHTS. (a) The Board may authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right shall be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right shall be a right of the Participant to receive from the Company an amount determined by the Board, which shall be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

      (b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

            (i)         Any grant may specify that the amount payable on
                  exercise of an Appreciation Right may be paid by the Company in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

            (ii)        Any grant may specify that the amount payable on
                  exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

            (iii)       Any grant may specify waiting periods before exercise
                  and permissible exercise dates or periods.

            (iv)        Any grant may specify that such Appreciation Right may
                  be exercised only in the event of, or earlier in the event of, a Change in Control or other circumstances.

            (v)         Any grant may provide for the payment to the Participant
                  of dividend equivalents thereon in cash or shares of Common Stock on a current, deferred or contingent basis.


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            (vi)       Any grant of Appreciation Rights may specify Management
                  Objectives that must be achieved as a condition of the exercise of such Rights.

            (vii)       Each grant of Appreciation Rights shall be evidenced by
                  an Evidence of Agreement that shall describe such Appreciation Rights, identify the related Option Rights (if applicable), state that such Appreciation Rights are subject to all the terms and conditions of this Plan, and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

      (c) Any grant of Tandem Appreciation Rights shall provide that such Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation.

      (d)         Regarding Free-standing Appreciation Rights only:

            (i)         Each grant shall specify in respect of each
                  Free-standing Appreciation Right a Base Price, which shall be equal to or greater or less than the Market Value per Share on the Date of Grant;

            (ii)        Successive grants may be made to the same Participant
                  regardless of whether any Free-standing Appreciation Rights previously granted to the Participant remain unexercised; and

            (iii)       No Free-standing Appreciation Right granted under this
                  Plan may be exercised more than 10 years from the Date of Grant.

6. RESTRICTED SHARES. The Board may also authorize the grant or sale of Restricted Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

      (a) Each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

      (b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than Market Value per Share at the Date of Grant.

      (c) Each such grant or sale shall provide that the Restricted Shares covered by such grant or sale shall be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code except (if the Board shall so determine) in the


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            event of a Change in Control or other circumstances for a period of not less than 6 months to be determined by the Board at the Date of Grant.

      (d) Each such grant or sale shall provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Shares shall be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Shares to a continuing substantial risk of forfeiture in the hands of any transferee).

      (e) Any grant of Restricted Shares may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Restricted Shares on which restrictions will terminate if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives.

      (f) Any such grant or sale of Restricted Shares may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional Restricted Shares, which may be subject to the same restrictions as the underlying award.

      (g) Each grant or sale of Restricted Shares shall be evidenced by an Evidence of Agreement that shall contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, all certificates representing Restricted Shares shall be held in custody by the Company until all restrictions thereon shall have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares.

7. DEFERRED SHARES. The Board may authorize the granting or sale of Deferred Shares to Participants. Each such grant or sale may utilize any or all of the authorizations, and shall be subject to all of the requirements contained in the following provisions:

      (a) Each such grant or sale shall constitute the agreement by the Company to deliver shares of Common Stock to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the Deferral Period as the Board may specify.

      (b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

      (c) Each such grant or sale shall be subject to a Deferral Period of not less than 1 year, as determined by the Board at the Date of Grant except (if the Board shall so determine) in the event of a Change in Control or other circumstances.


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      (d)         During the Deferral Period, the Participant shall have no
            right to transfer any rights under his or her award and shall have no rights of ownership in the Deferred Shares and shall have no right to vote them, but the Board may, at or after the Date of Grant, authorize the payment of dividend equivalents on such Shares on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock.

      (e) Each grant or sale of Deferred Shares shall be evidenced by an Evidence of Agreement that shall contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. PERFORMANCE SHARES AND PERFORMANCE UNITS. The Board may also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives. Each such grant may utilize any or all of the authorizations, and shall be subject to all of the requirements, contained in the following provisions:

      (a) Each grant shall specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

      (b) The Performance Period with respect to each Performance Share or Performance Unit shall be such period as shall be determined by the Board at the time of grant, except (if the Board shall so determine) in the event of a Change in Control or other circumstances, if the Board shall so determine; provided, however, that no acceleration determination shall be made in the case of a Covered Employee where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

      (c) Any grant of Performance Shares or Performance Units shall specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level of achievement and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units shall specify that, before the Performance Shares or Performance Units shall be earned and paid, the Board must certify that the Management Objectives have been satisfied.

      (d) Each grant shall specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in


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            shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

      (e) Any grant of Performance Shares may specify that the amount payable with respect thereto may not exceed a maximum specified by the Board at the Date of Grant. Any grant of Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

      (f) The Board may provide for the payment of dividend equivalents to the holder of Performance Shares on either a current or deferred or contingent basis, either in cash or in additional shares of Common Stock.

      (g) Each grant of Performance Shares or Performance Units shall be evidenced by an Evidence of Agreement containing such other terms and provisions, consistent with this Plan, as the Board may approve.

9. AWARDS TO NON-EMPLOYEE DIRECTORS. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors of Option Rights and may also authorize the grant or sale of Restricted Shares to Non-Employee Directors.

      (a) Each grant of Option Rights awarded pursuant to this Section 9 shall be upon terms and conditions consistent with Section 4 of this Plan and shall be evidenced by an agreement in such form as shall be approved by the Board. Each grant shall specify an Option Price per share, which shall not be less than the Market Value per Share on the Date of Grant. Each such Option Right granted under the Plan shall expire not more than 10 years from the Date of Grant and shall be subject to earlier termination as hereinafter provided. Unless otherwise determined by the Board, such Option Rights shall be subject to the following additional terms and conditions:

            (i)         Each grant shall specify the number of shares of Common
                  Stock to which it pertains subject to the limitations set forth in Section 3 of this plan.

            (ii)        Each such Option Right shall become exercisable on the
                  first anniversary of the Date of Grant. Such Option Rights shall become exercisable in full immediately in the event of a Change in Control.

            (iii)       In the event of the termination of service on the Board
                  by the holder of any such Option Rights, other than by reason of disability or death, the then outstanding Option Rights of such holder may be exercised to the extent that they would be exercisable on the date that is 60 days after the date of such termination and shall expire 60 days after such termination, or on their stated expiration date, whichever occurs first.


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

            (iv)        In the event of the death or disability of the holder of
                  any such Option Rights, each of the then outstanding Option Rights of such holder may be exercised at any time within 1 year after such death or disability, but in no event after the expiration date of the term of such Option Rights.

            (v)         If a Non-Employee Director subsequently becomes an
                  employee of the Company or a Subsidiary while remaining a member of the Board, any Option Rights held under the Plan by such individual at the time of such commencement of employment shall not be affected thereby.

            (vi)        Option Rights may be exercised by a Non-Employee
                  Director only upon payment to the Company in full of the Option Price of the shares of Common Stock to be delivered. Such payment shall be made in cash or in shares of Common Stock then owned by the optionee for at least six months, or in a combination of cash and such shares of Common Stock.

      (b)         Each grant or sale of Restricted Shares pursuant to this
            Section 9 shall be upon terms and conditions consistent with Section 6 of this Plan.

10. TRANSFERABILITY. (a) Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by a Participant other than by will or the laws of descent and distribution. Except as otherwise determined by the Board, Option Rights and Appreciation Rights shall be exercisable during the Optionee's lifetime only by him or her or by his or her guardian or legal representative.

      (b) The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Deferral Period applicable to Deferred Shares or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, shall be subject to further restrictions on transfer.

      (c) Notwithstanding the provisions of Section 10(a), but subject to the prior approval of the Board, Option Rights (other than Incentive Stock Options), Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares and Performance Units shall be transferable by a Participant, without payment of consideration therefor by the transferee, to any one or more members of the Participant's Immediate Family (or to one or more trusts established solely for the benefit of one or more members of the Participant's Immediate Family or to one or more partnerships in which the only partners are members of the Participant's Immediate Family); provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Company and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Company or the Board and (ii) any


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

            such transferee shall be subject to the same terms and conditions hereunder as the Participant.

11. ADJUSTMENTS. The Board may make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Deferred Shares, and Performance Shares granted hereunder, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from
      (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced. The Board may also make or provide for such adjustments in the numbers of shares specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 11; provided, however, that any such adjustment to the number specified in Section 3(c)(i) shall be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.

12. CHANGE IN CONTROL. For purposes of this Plan, a "Change in Control" shall mean the occurrence of any of the following events:

      (a) The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33[]% or more of the Voting Power of the Company; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i) and (ii) of subsection
            (c) of this Section 12.

      (b)         A change in a majority of the members of the Board occurs:
            (i) within one year following the public announcement of an actual or threatened election contest (as described in Rule 14a-12(c) promulgated under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating that a Person intends to effect a change in control of the Company, (ii) as a result of the exercise of contractual rights, or (iii) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than the Company through the Board or a committee of the Board).


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

      (c) Consummation of a Business Combination unless, following such Business Combination, (i) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any Subsidiary of either of them) beneficially owns, directly or indirectly, 33[]% or more of the Voting Power of the entity resulting from such Business Combination, and (ii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

      (d) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

      (e) Such other event as the Board may determine by express resolution to constitute a Change in Control for purposes of this Plan.

13. FRACTIONAL SHARES. The Company shall not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

14. WITHHOLDING TAXES. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligations that may arise in connection with the disposition of shares acquired upon the exercise of Option Rights. In the discretion of the Committee, a Participant or such other person may surrender Common Stock owned for more than 6 months to satisfy any tax obligations resulting from any such transaction; provided, however, that in no event shall the Company accept Common Stock for payment of taxes in excess of required tax withholding rates.

15. PARTICIPATION BY EMPLOYEES OF DESIGNATED SUBSIDIARIES. As a condition to the effectiveness of any grant or award to be made hereunder to a Participant who is an employee of a Designated Subsidiary, whether or not such Participant is also employed by the Company or another Subsidiary, the Board may require such Designated Subsidiary to agree to transfer to such employee (when, as and if provided for under this Plan and any applicable Evidence of Award) the Common Stock that would otherwise be delivered by the Company, upon receipt by such Designated Subsidiary of any consideration then otherwise payable by such Participant to the Company. Any such award shall be evidenced by an agreement between the Participant and the Designated Subsidiary, in lieu of the Company, on terms consistent with this Plan and approved by the Board and such Designated Subsidiary. All such Common Stock so delivered by or to a Designated Subsidiary shall be treated as if it had been delivered by or to the Company for purposes of Section 3 of this Plan, and all references to the Company in this Plan shall be deemed to refer to such Designated Subsidiary, except for purposes of the definition of "Board" and except in other cases where the context otherwise requires.

16. FOREIGN EMPLOYEES. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

17. ADMINISTRATION OF THE PLAN. (a) This Plan shall be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to a committee of the Board (or subcommittee thereof) consisting solely of not less than two Non-Employee Directors appointed by the Board. A majority of the committee (or subcommittee) shall constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the committee (or subcommittee). To the extent of any such delegation, references in this Plan to the Board shall be deemed to be references to any such committee or subcommittee. Awards of Option Rights and Appreciation Rights are, and certain awards of Restricted Shares, Performance Awards and Performance Units may be, intended to qualify as performance-based compensation under Section 162(m) of the Code. The grant of such awards, and the administration thereof and any determinations to be made in connection therewith, shall be carried out only by a committee of the Board (or subcommittee thereof) consisting solely of not less than two Outside Directors appointed by the Board. Such committee shall grant or award such options, rights or other awards in a manner consistent with the rules governing performance-based compensation under Section 162(m) of the Code.

      (b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Shares, Deferred Shares, Performance Shares or Performance Units and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document shall be final and conclusive. No member of the Board shall be liable for any such action or determination made in good faith.

18.         COMPANY'S RIGHTS UPON OCCURRENCE OF DETRIMENTAL ACTIVITY.

      Any Evidence of Award may provide that if a Participant, either during employment by the Company or a Subsidiary or within a specified period after termination of such employment, shall engage in any Detrimental Activity, and the Board shall so find, forthwith upon notice of such finding, the Participant shall:

      (a) Return to the Company, in exchange for payment by the Company of any amount actually paid therefor by the Participant, all shares of Common Stock that the Participant has not disposed of that were offered pursuant to this Plan within a specified period prior to the date of the commencement of such Detrimental Activity; and

      (b) With respect to any shares of Common Stock so acquired that the Participant has disposed of, pay to the Company in cash the difference between:

            (i)         Any amount actually paid therefor by the Participant
                  pursuant to this Plan, and

            (ii)        The Market Value per Share of the shares of Common Stock
                  on the date of such acquisition.

To the extent that such amounts are not paid to the Company, the Company may set off the amounts so payable to it against any amounts that may be owing from time to time by the Company or a Subsidiary to the Participant, whether as wages, deferred compensation or vacation pay or in the form of any other benefit or for any other reason.

19. GOVERNING LAW. This Plan and all awards granted and actions taken hereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Georgia.

20. STOCKHOLDER APPROVAL. Unless the Plan is approved by stockholders of the Company within one year of its adoption by the Board, at least a majority of the shares of Common Stock or shares of Common Stock underlying options awarded under the Plan during any three year period must be awarded to employees who are not officers or directors of the Company; provided, however, that in the event stockholder approval is obtained within such period, awards shall be made hereunder in such amounts and proportions as the Board shall determine.

21. AMENDMENTS, ETC. (a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that any amendment which must be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New
      York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, shall not be effective unless and until such approval has been obtained.
      Presentation of this Plan or any amendment hereof for stockholder approval shall not be construed to limit the Company's authority to offer similar or dissimilar benefits under other plans without stockholder approval.

      (b) The Board shall not, without the further approval of the stockholders of the Company, authorize the amendment of any outstanding Option Right to reduce the Option Price. Furthermore, no Option Right shall be cancelled and replaced with awards having a lower Option Price without further approval of the shareholders of the Company. This Section 17(b) is intended to prohibit the repricing of "underwater" Option Rights and shall not be construed to prohibit the adjustments provided for in
            Section 11 of this Plan.

      (c) The Board also may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of awards in cash under the Plan pursuant to such rules, procedures or programs as it may establish for purposes of this Plan. The Board also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.

      (d) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

      (e) In case of termination of employment by reason of death, disability or normal or early retirement, or in the case of hardship or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any Restricted Shares as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Deferred Shares as to which the Deferral Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 10(b) of this Plan, the Board may, in its sole discretion, accelerate the time at which such Option Right or Appreciation Right may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Deferral Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

      (f) This Plan shall not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor shall it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant's employment or other service at any time. Prior to exercise of any Option Right, and prior to exercise, payment or delivery pursuant to any other award, the Participant may be required, at the Company's request, to certify in a manner reasonably acceptable to the Company that the Participant has not engaged in, and has no present intention to engage in the future in, any Detrimental Activity.

      (g) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision shall be null and void with respect to such Option Right. Such provision, however, shall remain in effect for other Option Rights and there shall be no further effect on any provision of this Plan.

22. TERMINATION. No grant shall be made under this Plan more than five years after the date on which this Plan is first approved by the stockholders of the Company, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms thereof and of this Plan.


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